CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-237048 on Form N-1A of our report dated May 21, 2025, relating to the financial statements and financial highlights of Polar Capital Emerging Market Stars Fund, Polar Capital Emerging Market ex-China Stars Fund and Polar Capital International Small Company Fund, each a series of Datum One Series Trust, appearing in the Annual Report on Form N-CSR of Datum One Series Trust for the period/year ended March 31, 2025, and to the references to us under the headings "Financial Highlights" and “Other Service Providers” in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Chicago, Illinois

July 25, 2025